MACOM Reports Fiscal First Quarter 2021 Financial Results

LOWELL, MA, January 28, 2021 - MACOM Technology Solutions Holdings, Inc. (“MACOM”) (NASDAQ: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal first quarter ended January 1, 2021.
First Quarter Fiscal Year 2021 GAAP Results
•Revenue was $148.5 million, an increase of 24.7%, compared to $119.1 million in the previous year fiscal first quarter and an increase of 0.9% compared to $147.2 million in the prior fiscal quarter;
•Gross margin was 54.0%, compared to 48.9% in the previous year fiscal first quarter and 52.8% in the prior fiscal quarter;
•Operating income was $12.1 million, compared to a loss of $10.5 million in the previous year fiscal first quarter and income of $12.7 million in the prior fiscal quarter; and
•Net loss was $9.0 million, or $0.13 loss per diluted share, compared to net loss of $28.4 million, or $0.43 loss per diluted share, in the previous year fiscal first quarter and net income of $17.5 million, or $0.22 per diluted share, in the prior fiscal quarter.
First Quarter Fiscal Year 2021 Adjusted Non-GAAP Results
•Adjusted gross margin was 57.5%, compared to 53.5% in the previous year fiscal first quarter and 56.4% in the prior fiscal quarter;
•Adjusted operating income was $37.8 million, or 25.4% of revenue, compared to adjusted operating income of $13.0 million, or 10.9% of revenue, in the previous year fiscal first quarter and adjusted operating income of $34.1 million, or 23.2% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $32.2 million, or $0.46 per diluted share, compared to adjusted net income of $4.9 million, or $0.07 per diluted share, in the previous year fiscal first quarter and adjusted net income of $27.6 million, or $0.40 per diluted share, in the prior fiscal quarter.
Management Commentary
“Q1 was a good start to our fiscal year,” said Stephen G. Daly, President and Chief Executive Officer. “More importantly, our high-performance product portfolio continues to get stronger and more competitive.”
Business Outlook
For the fiscal second quarter ending April 2, 2021, MACOM expects revenue to be in the range of $148 million to $152 million. Adjusted gross margin is expected to be between 57% and 59%, and adjusted earnings per share is expected to be between $0.46 and $0.50 on an anticipated 70.2 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Thursday, January 28, 2021 at 8:30 a.m. Eastern Time to discuss its fiscal first quarter 2021 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 5444719.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 and the passcode is 5444719. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM’s website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM’s website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM designs and manufactures semiconductor products for Telecommunication, Industrial and Defense and Data Center applications. Headquartered in Lowell, Massachusetts, MACOM has design centers and sales offices throughout North America, Europe and Asia. MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM’s strategic plans and priorities, our ability to ensure business continuity and to be successful in our engineering efforts, acceleration, strength and competitiveness of new product introductions, MACOM’s profitability, prospects and growth opportunities in our three primary markets, development and process qualification timelines, continued improvements and the estimated financial results for our 2021 fiscal second quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including any failure to anticipate demand for our products; risks related to any weakening of economic conditions, including as a result of the COVID-19 pandemic; our dependence on a limited number of customers; our ability to develop new products and achieve market acceptance of those products; disruptions in our supply chain; and those other factors described in "Risk Factors" in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles ("GAAP") reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP income (loss) from operations and operating margin, adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP diluted shares, non-GAAP income tax rate, non-GAAP interest expense and free cash flow. In this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based and non-cash compensation expense, impairment and restructuring charges, changes in common stock warrant liability, non-cash interest, acquisition and integration related costs, equity investment gains and losses and the tax effect of each non-GAAP adjustment.
Management believes these excluded items are not reflective of our underlying performance and uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. This is a non-cash expense and is not considered by management in making operating decisions.
Share-Based and Non-cash Compensation Expense - includes share-based compensation expense for awards that are equity and liability classified on our balance sheet. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies. Share-based and non-cash compensation expense amounts are not considered by management in making operating decisions.
Restructuring Charges - includes amounts primarily associated with our 2019 restructuring plan that reduced staffing and manufacturing, research and development and administrative footprints. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.
Warrant Liability Expenses/Gains - are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.
Non-cash Interest, Net - includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our credit agreement and term loans that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.
Acquisition and Integration Related Costs - includes amounts accrued for employees of acquired businesses which are not expected to have a continuing contribution to operations. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.
Equity Investment Gains and Losses - primarily includes gains and losses associated with a non-marketable equity investment we have in a private business. The investment losses are non-cash in nature and we believe these items are not correlated to future business operations and including such amounts does not reflect our ongoing operations.
Tax Effect of Non-GAAP Adjustments - includes adjustments to arrive at an estimate of our adjusted non-GAAP income tax rate associated with our adjusted non-GAAP income over a period of time. We determine our adjusted non-GAAP income tax rate by using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our adjusted non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this adjusted non-GAAP income tax rate quarterly and have utilized 5% for fiscal year 2021 and 8% for fiscal year 2020. Our historical effective income tax rate under GAAP has varied significantly from our adjusted non-GAAP income tax rate due primarily to changes in fair values of the common stock warrant liability, which are excluded from our adjusted net income and are neither deductible nor taxable for tax purposes, losses or gains associated with our equity method investment in a private business, income taxed in foreign jurisdictions at generally lower tax rates, intangible impairments, research and development tax credits and merger expenses. We believe it is beneficial for management to review our adjusted non-GAAP income tax rate on a consistent basis over periods of time. Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time.
Adjusted EBITDA - is a calculation that adds depreciation expense to our adjusted income from operations. Management reviews and utilizes this measure for operational analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analysis purposes.
Free Cash Flow - is a calculation that starts with cash flow from operating activities and reduces this amount by our capital expenditures in the applicable period. Management reviews and utilizes this measure for cash flow analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analyzing a company’s cash flow.
Incremental Shares - is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and warrants that were not included in the calculation of our GAAP diluted shares. We believe competitors and others in the financial industry utilize this measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Strategic Initiatives and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended
	January 1, 2021	October 2, 2020	January 3, 2020

Revenue	$148,504	$147,249	$119,097
Cost of revenue	68,242	69,533	60,893
Gross profit	80,262	77,716	58,204
Operating expenses:
Research and development	36,936	35,397	35,158
Selling, general and administrative	31,252	29,990	32,340
Restructuring (benefit) charges	—	(356)	1,234
Total operating expenses	68,188	65,031	68,732
Income (loss) from operations	12,074	12,685	(10,528)
Other (expense) income:
Warrant liability (expense) gain	(11,130)	2,003	(4,087)
Interest expense, net	(4,734)	(5,239)	(8,621)
Other (expense) income, net	(4,504)	7,843	(3,740)
Total other (expense) income	(20,368)	4,607	(16,448)
(Loss) income before income taxes	(8,294)	17,292	(26,976)
Income tax expense (benefit)	674	(200)	1,386
Net (loss) income	$(8,968)	$17,492	$(28,362)

Net (loss) income per share:
(Loss) income per share - Basic	$(0.13)	$0.26	$(0.43)
(Loss) income per share - Diluted	$(0.13)	$0.22	$(0.43)
Weighted average common shares
Shares - Basic	67,756	66,893	66,240
Shares - Diluted	67,756	69,286	66,240

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	January 1, 2021	October 2, 2020

ASSETS
Current assets:
Cash and cash equivalents	$128,728	$129,441
Short-term investments	226,044	203,711
Accounts receivable, net	55,209	45,884
Inventories	89,015	91,584
Prepaid and other current assets	10,219	10,899
Total current assets	509,215	481,519
Property and equipment, net	115,953	118,866
Goodwill and intangible assets, net	434,243	445,910
Deferred income taxes	41,417	41,935
Other investments	12,942	17,745
Other long-term assets	39,912	40,453
TOTAL ASSETS	$1,153,682	$1,146,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of finance lease obligations	$1,319	$1,368
Current portion of long-term debt	6,885	6,885
Accounts payable	28,158	23,043
Accrued liabilities	61,794	63,654
Total current liabilities	98,156	94,950
Finance lease obligations, less current portion	28,715	28,994
Long-term debt obligations, less current portion	650,931	652,172
Common stock warrant liability	—	25,312
Other long-term liabilities	46,430	44,854
Total liabilities	824,232	846,282
Stockholders’ equity	329,450	300,146
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,153,682	$1,146,428

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended
	January 1, 2021	January 3, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,968)	$(28,362)
Depreciation and amortization	18,200	20,503
Share-based compensation	10,131	8,150
Warrant liability expense	11,130	4,087
Deferred income taxes	580	487
Loss on minority equity investment	4,803	3,749
Other adjustments to reconcile loss to net operating cash	163	538
Accounts receivable	(9,325)	18,013
Inventories	2,570	1,023
Change in other operating assets and liabilities	5,496	9,470
Net cash provided by operating activities	34,780	37,658
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,890)	(4,248)
Sales, purchases and maturities of investments	(21,879)	(293)
Net cash used in investing activities	(24,769)	(4,541)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt	(1,721)	(1,721)
Payments on finance leases and other	(328)	(751)
Proceeds from stock option exercises and employee stock purchases	2,414	1,973
Repurchase of common stock - tax withholdings on equity awards	(11,844)	(93)
Net used in financing activities	(11,479)	(592)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	755	140
NET CHANGE IN CASH AND CASH EQUIVALENTS	(713)	32,665
CASH AND CASH EQUIVALENTS — Beginning of period	129,441	75,519
CASH AND CASH EQUIVALENTS — End of period	$128,728	$108,184

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended
	January 1, 2021		October 2, 2020		January 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$80,262	54.0	$77,716	52.8	$58,204	48.9
Amortization expense	3,877	2.6	4,347	3.0	4,420	3.7
Share-based and non-cash compensation expense	1,267	0.9	914	0.6	1,052	0.9
Adjusted gross profit (Non-GAAP)	$85,406	57.5	$82,977	56.4	$63,676	53.5

	Three Months Ended
	January 1, 2021		October 2, 2020		January 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$68,188	45.9	$65,031	44.2	$68,732	57.7
Amortization expense	(8,116)	(5.5)	(8,071)	(5.5)	(8,654)	(7.3)
Share-based and non-cash compensation expense	(12,438)	(8.4)	(8,560)	(5.8)	(8,117)	(6.8)
Impairment and restructuring benefit (charges)	—	—	356	0.2	(1,234)	(1.0)
Acquisition and integration related costs	—	—	104	0.1	(22)	—
Adjusted operating expenses (Non-GAAP)	$47,634	32.1	$48,860	33.2	$50,705	42.6

	Three Months Ended
	January 1, 2021		October 2, 2020		January 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income (loss) from operations - GAAP	$12,074	8.1	$12,685	8.6	$(10,528)	(8.8)
Amortization expense	11,993	8.1	12,418	8.4	13,074	11.0
Share-based and non-cash compensation expense	13,705	9.2	9,474	6.4	9,169	7.7
Impairment and restructuring (benefit) charges	—	—	(356)	(0.2)	1,234	1.0
Acquisition and integration related costs	—	—	(104)	(0.1)	22	—
Adjusted income from operations (Non-GAAP)	$37,772	25.4	$34,117	23.2	$12,971	10.9

Depreciation expense	6,207	4.2	6,657	4.5	7,429	6.2
Adjusted EBITDA (Non-GAAP)	$43,979	29.6	$40,774	27.7	$20,400	17.1

	Three Months Ended
	January 1, 2021		October 2, 2020		January 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net (loss) income - GAAP	$(8,968)	(6.0)	$17,492	11.9	$(28,362)	(23.8)
Amortization expense	11,993	8.1	12,418	8.4	13,074	11.0
Share-based and non-cash compensation expense	13,705	9.2	9,474	6.4	9,169	7.7
Impairment and restructuring (benefit) charges	—	—	(356)	(0.2)	1,234	1.0
Warrant liability expense (gain)	11,130	7.5	(2,003)	(1.4)	4,087	3.4
Non-cash interest, net	548	0.4	1,015	0.7	1,015	0.9
Acquisition and integration related costs	—	—	(104)	(0.1)	22	—
Equity investment gains and losses	4,803	3.2	(7,770)	(5.3)	3,749	3.1
Tax effect of non-GAAP adjustments	(1,019)	(0.7)	(2,596)	(1.8)	957	0.8
Adjusted net income (Non-GAAP)	$32,192	21.7	$27,570	18.7	$4,945	4.2

	Three Months Ended
	January 1, 2021		October 2, 2020		January 3, 2020
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net (loss) income - GAAP	$(8,968)		$17,492		$(28,362)
Warrant liability gain	—		(2,003)		—
Net (loss) income - diluted	$(8,968)	$(0.13)	$15,489	$0.22	$(28,362)	$(0.43)

Adjusted net income (Non-GAAP)	$32,192	$0.46	$27,570	$0.40	$4,945	$0.07

	Three Months Ended
	January 1, 2021	October 2, 2020	January 3, 2020
	Shares	Shares	Shares
Diluted shares - GAAP	67,756	69,286	66,240
Incremental shares	2,005	—	1,292
Adjusted diluted shares (Non-GAAP)	69,761	69,286	67,532

	Three Months Ended
	January 1, 2021		October 2, 2020		January 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$4,734	3.2	$5,239	3.6	$8,621	7.2
Non-cash interest expense	(548)	(0.4)	(1,016)	(0.7)	(1,015)	(0.9)
Adjusted interest expense (Non-GAAP)	$4,186	2.8	$4,223	2.9	$7,606	6.4

	Three Months Ended
	January 1, 2021		October 2, 2020		January 3, 2020
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$34,780	23.4	$74,403	50.5	$37,658	31.6
Capital expenditures	(2,890)	(1.9)	(4,915)	(3.3)	(4,248)	(3.6)
Free cash flow (Non-GAAP)	$31,890	21.5	$69,488	47.2	$33,410	28.1
Free cash flow as a percentage of Adjusted net income	99%		252%		676%